Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

THIRD QUARTER and YEAR TO DATE 2021 EARNINGS

Earnings per share up 37.1% compared to the first nine months of 2020 driven by wealth management, loan origination and PPP fees, and reduced provision expense despite settlement costs and prepayment penalties

Paycheck Protection Program forgiveness of $150.0 million and origination fees of $3.2 million YTD

OAKLAND, MARYLAND—October 26, 2021: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the three- and nine-month periods ended September 30, 2021.

Third Quarter Financial Highlights:

•	Total assets at September 30, 2021 decreased by $24.9 million, or 1.4%, when compared to December 31, 2020.

o	Deployed cash during the third quarter to repay $70.0 million of Federal Home Loan Bank (“FHLB”) advances and purchase a $39.0 million mortgage pool
o	Gross loans increased by $16.5 million in the third quarter, driven by the purchase of a $39.0 million mortgage pool to offset the decline in mortgage portfolio balances that were refinanced to lower fixed rates. Core commercial growth of $12.7 million, offset by forgiveness of $83.7 of Paycheck Protection Program (“PPP”) loans during the third quarter
o	Deposits declined by $11.6 million during the third quarter; however, growth year to date was $22.1 million
▪	Declines in both non-interest bearing and interest bearing deposits as we allowed runoff in higher cost CDs, primarily municipalities

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.46% at September 30, 2021 as compared to 1.36% at September 30, 2020. The ALL to loans outstanding, excluding PPP loan balances of $30.3 million, was 1.49% at September 30, 2021, non-GAAP.

o	Total provision expense was a credit of $0.6 million for the third quarter of 2021 as compared to expense of $0.2 million for the third quarter of 2020

o	Lower provision expense due primarily to continued strong asset quality, stable economic factors and stabilization of modified loans that have returned to principal and interest payments

•	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, increased to 3.38% for the third quarter of 2021 compared to 3.12% for the third quarter of 2020 and 3.13% for the second quarter of 2021.

•	Non-interest income, excluding gains, increased 14%, or $0.6 million in the third quarter of 2021 compared to the third quarter of 2020.
o	Increased trust department income of 16%
o	Increased debit card income of 22%

•	Non-interest expense increased 24%, or $2.5 million primarily due to the $2.4 million of penalties on the repayment of $70.0 million FHLB advances.

According to Carissa Rodeheaver, President and CEO, “we experienced another strong quarter led by increased fee income from our Wealth department, other service charges, and recognition of Paycheck Protection Program fees as we continued to process forgiveness applications for our borrowers as well as reduced interest expense and operating costs.  We also acknowledged the strength of our loan portfolio, resulting in release of a portion of the allowance for loan losses that was provided in 2020 due to the uncertainties of the COVID environment and how it would impact our economy and borrowers.  The strong core income was offset by a penalty that we recognized on the prepayment of our Federal Home Loan Bank borrowings as we positioned the Bank for future interest expense savings.  The Bank remains strong, well-capitalized and poised for future growth.”

COVID-19

During the first nine months of 2021, we continued to assist our business customers with the PPP loan forgiveness process and to originate additional PPP loans through the third round of funding. We remained diligent in protecting our associates and customers from the lingering effects of the pandemic, delaying opening our lobbies until April 1, 2021. During the third quarter, we made the decision to reclose our lobbies as COVID cases increased in most of our markets and staffing was at reduced levels. Many of our sales and support employees continue to work remotely as we have adjusted to a hybrid work environment. We have continued to monitor our market areas, maintaining travel protocols and utilizing safety precautions while continuing to provide full banking services to our customers.

Paycheck Protection Program

The Company continues to actively participate in the PPP administered by the Small Business Administration (the “SBA”). On January 19, 2021, the SBA implemented a third round of funding for PPP loans.

During 2020, a total of $148.5 million in PPP loans were originated under the initial round of funding, consisting of 1,174 loans with an average loan size of $162 thousand. During 2021, a total of $66.1 million in PPP loans were originated under the third round of funding, consisting of 870 loans with an average loan size of $80 thousand.

Net fees recognized in the first nine months of 2021 were $3.2 million due to amortization and forgiveness, compared to $2.4 million in 2020.

During 2020, 290 loans, totaling $34.5 million were forgiven, resulting in 885 loans with a remaining balance of $114.0 million at December 31, 2020.   During the first nine months of 2021, an additional 1,384 loans under all three rounds, with an aggregate principal balance of $150.0 million, were forgiven, resulting in 371 loans with a total remaining balance of $30.3 million at September 30, 2021.

Of the 2,046 PPP loans originated by the Bank since the PPP’s inception, 1,675 loans, totaling $184.9 million, have been forgiven through the end of third quarter 2021, representing 86% of the number of loans originated and 82% of originated principal balances.

COVID Modifications

While the COVID-19 pandemic has had an impact on most industries, some have been more affected than others. In accordance with Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act and related regulatory pronouncements, we have not accounted for modifications of loans affected by the pandemic as troubled debt restructurings nor have we designated them as past due or nonaccrual.

As of October 15, 2021, total loan modifications was $9.9 million. There were eleven commercial loans related to real estate rental, food services and health care sectors and one mortgage loan. These loans are scheduled to return to contractual payment terms within the next quarter.

Balance Sheet Overview

Total assets at September 30, 2021 decreased to $1.7 billion, representing a $24.9 million decrease since December 31, 2020. During the first nine months of 2021, cash and interest-bearing deposits in other banks decreased by $14.5 million, the investment portfolio increased by $2.4 million and gross loans decreased by $5.9 million. The decrease in cash was due primarily to the strategic decision to deploy $39.0 million to purchase a pool of mortgage loans for the purpose of offsetting the declining mortgage portfolio balances due to the continued refinancing activity. Management also used $70.0 million to prepay FHLB advances. Although the Bank recorded $2.4 million in penalties in connection with the FHLP prepayments, management anticipates that the resulting reduction in interest expense for the remainder of 2021 and in future years will offset the penalty and have a significant impact on the cost of funds. Other Real Estate Owned (“OREO”) balances decreased $2.7 million due to the sale of a parcel of real estate securing a large commercial participation loan in the first quarter of 2021 and the additional sales of undeveloped lots. We anticipate further reduction to OREO balances over the next quarter as we consummate additional sales contracts.

Total liabilities decreased by $27.6 million when compared to liabilities at December 31, 2020. The decrease in the first nine months of 2021 was attributable to deposit growth of $22.1 million due to stimulus programs and to growth in core relationships, increased balances in short-term borrowings related to our Treasury Management product, offset by the prepayment of $70.0 million in FHLB long-term borrowings. Total shareholders’ equity increased slightly during the first nine months of 2021, as net income of $12.2 million was offset by the repurchase of $7.2 million (400,000 shares) of First United Corporation common stock.

Outstanding loans of $1.2 billion at September 30, 2021 reflected a decline of $5.9 million during the first nine months of 2021, which was primarily attributable to growth in our mortgage loan portfolio due to the purchase of a $39.0 million loan pool, offset by a decline of portfolio balances. This loan pool consisted of individual adjustable and fixed rate residential mortgage loans. Core commercial loan growth was offset by PPP loan forgiveness. Commercial real estate (“CRE”) loans increased by $2.6 million, acquisition and development (“A&D”) loans increased by $15.3 million and commercial and industrial (“C&I”) loans decreased by $71.0 million, as growth in core portfolio loans of $12.7 million was offset by PPP loan forgiveness. Residential mortgage loans increased $26.7 million due to the purchase of a pool of 1-4 family residential loans, offset by the continued refinancing activity. Given the current low interest rate environment, customers appear to be seeking longer-term, fixed-rate loans and we continued to use the secondary market rather than hold these longer-term fixed rate mortgage loans in the portfolio. The consumer loan portfolio increased by $20.4 million due to the purchase of a pool of consumer loans in the second quarter of 2021 as an effort to deploy excess cash into higher yielding, short-term assets.

Commercial loan production for the first nine months of 2021 was approximately $136.6 million, with $46.7 million originated during the third quarter, exclusive of PPP loan production. PPP loan production was approximately $64.3 million for the first nine months of 2021.   At September 30, 2021, unfunded, committed commercial construction loans totaled approximately $26.6 million. Commercial amortization and payoffs were approximately $106.0 million through September 30, 2021, exclusive of PPP.

Consumer mortgage loan production was approximately $89.6 million through September 30, 2021.  The production and pipeline mix of in-house, portfolio loans and investor loans remained strong as of September 30, 2021, with those loans totaling $20.0 million, consisting of $16.0 million in portfolio loans and $4.0 million in investor loans. At the end of the second quarter of 2021, management implemented special promotions for residential mortgage products to shift production towards portfolio loans and utilize excess cash balances.

Total deposits at September 30, 2021 increased by $22.1 million when compared to deposits at December 31, 2020. During the first nine months of 2021, non-interest-bearing deposits increased by $71.0 million, driven by retail and commercial account growth partially attributable to government stimulus programs. Traditional savings accounts increased by $37.4 million as we continued to see significant growth in our Prime Saver product, and total demand deposits increased by $10.8 million. Total money market accounts decreased by $43.0 million due primarily to management’s decision to sweep approximately $70.0 million of wealth management money market funds off balance sheet in the first quarter of 2021. These funds can be readily shifted back to in-house money market accounts should liquidity needs arise in the future. Time deposits decreased by $54.1 million, primarily in time deposits over $100,000, due to repayment of a $10.0 million brokered CD in May 2021 and as we continued to reduce pricing on single-service relationships and municipal bids.

Book value per share of the Company’s common stock was $20.22 at September 30, 2021, compared to $18.74 per share at December 31, 2020. At September 30, 2021, there were 6,617,941 of basic outstanding shares and 6,625,014 of diluted outstanding shares of common stock.

Income Statement Overview

Quarterly Results

Consolidated net income was $4.4 million for the third quarter of 2021 compared to $5.0 million for the third quarter of 2020. Basic and diluted net income per share for the third quarter of 2021 were both $0.66, a 5.7% decrease when compared to basic and diluted net income per share of $0.70 for the third quarter of 2020. The decline in earnings in the third quarter of 2021 was due to an increase in net interest income, a credit to provision expense, and increased wealth management income, offset by increased non-interest expenses, including the prepayment penalty of $2.4 million on FHLB borrowings.

Net interest income, on a non-GAAP, FTE basis, increased by $2.0 million (16.2%) for the third quarter 2021 when compared to the third quarter of 2020. This increase resulted from an increase in interest income of $0.7 million and a decrease in interest expense of $1.3 million. The increase in interest income on loans was a result of increased interest on the consumer loans related to the purchase of a loan pool in the second quarter as well as an increase in the unearned fees related to the PPP forgiveness during the quarter. The reduction of interest expense resulted from the further reduction of deposit rates early in the third quarter and the declining balances in the higher cost CD portfolio. The prepayment of the FHLB advances should positively impact interest expense for the remainder of 2021 and future years. The weighted rate on the $70.0 million FHLB long-term borrowings was 1.90%. The net interest margin for the third quarter of 2021 was 3.38%, compared to 3.12% for the third quarter of 2020. The net interest margin for the third quarter of 2021 would have been 3.12%, excluding the average balance of PPP loans of $48.5 million and interest and fees of $1.4 million.

Other operating income, including gains, for the third quarter of 2021 decreased by approximately $0.6 million when compared with the same period of 2020. Service charge income remained stable during the third quarter of 2021 when compared to the third quarter of 2020. Trust and brokerage income increased $0.3 million due to increased production and market values on assets under management. Net gains decreased $1.1 million when comparing the third quarter of 2021 to the third quarter of 2020. This decrease is due to the slowing of refinancing activity in the mortgage portfolio, which resulted in less gains on sales as well as no sales activity in the investment portfolio during the third quarter of 2021. Bank Owned Life Insurance (“BOLI”) income decreased by $0.1 million when comparing the third quarter of 2021 to the third quarter of 2020 due to the receipt of policy proceeds in the third quarter of 2020.

Other operating expenses increased by $2.5 million when comparing the third quarter of 2021 to the third quarter of 2020. This increase was driven by an increase in salaries and benefits of $0.3 million related to a reduction in deferred loan origination costs in 2021 (primarily related to PPP activities) and the $2.4 million prepayment penalties incurred in connection with the prepayment of the FHLB advances. As noted above, the prepayment was a strategic decision to use $70.0 million of cash for the purpose of reducing the cost of funds for the remainder of 2021 and future years. Occupancy, equipment and technology service expenses were stable during the third quarter of 2021 when compared to the third quarter of 2020. Investor relations and professional services costs were also stable during the third quarter of 2021 when compared to the third quarter of 2020. Other miscellaneous expenses, such as Visa processing fees, contract labor, schools and seminars, dues and licenses, in-house training, trust department expense, debit card expense and other personnel related expenses, declined. The decreases were offset by increases in marketing, contributions and consulting expenses.

Year to Date Results

Consolidated net income was $12.2 million, inclusive of litigation settlement expenses of $3.3 million and FHLB prepayment penalties of $2.4 million, for the nine months ended September 30, 2021 compared to $9.3 million for the nine months ended September 30, 2020. Basic and diluted net income per share for the first nine months of 2021 were both $1.81, a 37.1% increase when compared to basic and diluted net income per share of $1.32 for the same period of 2020.

The increase in earnings for the first nine months of 2021 was attributable to an increase in net interest income of $2.2 million, reduced provision expense of $4.9 million and an increase in other operating income, including gains of $1.3 million, consisting of gains on sales of mortgage loans and securities’ gains. These changes were partially offset by an increase in other operating expenses of $4.0 million, inclusive of the $3.3 million in litigation settlement expenses and the $2.4 million FHLB prepayment penalty.

Net interest income, on a non-GAAP, FTE basis, increased by $2.2 million (5.9%) during the nine months ended September 30, 2021 when compared to the nine months ended September 30, 2020 driven by a $2.7 million (36.5%) decrease in interest expense, partially offset by a decrease in interest income of $0.5 million. The decrease in interest expense resulted from proactive efforts to reduce the cost of funds by further reductions to rates on deposit accounts throughout 2021, the runoff of balances in the time deposits of $100,000 or more, including brokered deposits, and the expiration of empowered rates on money market accounts. The prepayment of the FHLB advances in the third quarter should significantly reduce interest expense in the fourth quarter and future years. The net interest margin, on an FTE basis, declined to 3.21% for the nine months ended September 30, 2021 compared to 3.43% for the same period of 2020. The net interest margin for the nine months ended September 2021 would have been 3.07%, excluding the average balance of PPP loans of $100.6 million and interest and fees of $4.0 million.

Other operating income, including net gains on sales of mortgage loans and sales of investment securities, increased $1.3 million for the nine months ended September 30, 2021 when compared to the nine months ended September 30, 2020. Gains on the sale of mortgage loans to the secondary market decreased $0.5 million due to refinancing activity occurring at a slower pace than the pace experienced in 2020. Trust and brokerage income increased $1.2 million year-over-year due to growth in new client relationships and assets under management. Debit card income increased $0.6 million for the nine months ended September 30, 2021 when compared to the same period of 2020 due to growth in deposit relationships and increased customer usage of our electronic services. Other income increased $0.5 million, due primarily to the receipt of insurance proceeds related to litigation claims recorded in the first quarter of 2021. Service charge income remained stable when comparing the nine months of 2021 to the same time period of 2020.

Other operating expenses increased $4.0 million for the nine months ended September 30, 2021 when compared to the same period of 2020. This increase was driven by $3.3 million of litigation settlement expenses recorded in the first quarter of 2021 and a $2.4 million penalty on the repayment of $70.0 million FHLB advances in the third quarter of 2021. Salaries and benefits remained stable when compared to the first nine months of 2020, as increases in salaries, incentive pay and stock compensation were offset by decreases in pension and life and health insurance costs, a $0.3 million offset in salary expense from deferred loan origination costs primarily attributable to PPP loans and $0.1 million of reduced executive equity compensation due to a timing difference in long-term incentive grants. Federal Deposit Insurance Corporation premiums increased slightly by $0.2 million due to credits received on quarterly assessments in 2020. Equipment, occupancy and technology expenses decreased $0.9 million when compared to the first nine months of 2020 as we began to realize cost savings from our core processor related to a new contract negotiated in the fourth quarter of 2020. OREO expenses were a net credit in the first nine months of 2021 due to $0.8 million in gains attributable to the sale of OREO properties. Professional services increased $0.8 million as a result of increased legal and professional fees related to shareholder litigation early in 2021, partially offset by decreased investor relations expenses.

The effective income tax rates as a percentage of income for the nine-month periods ended September 30, 2021 and 2020 were 24.9% and 22.1%, respectively. The increase in the tax rate for the first nine months of 2021 was primarily due to the reduction in tax exempt income as well as the reduction in tax credits related to the expiration of a low-income housing tax credit in June 2021. A new 2021 investment in low-income housing is expected to provide tax benefits in 2022 and beyond.

Asset Quality

The ALL increased to $16.9 million at September 30, 2021 compared to $16.5 million at December 31, 2020. The provision for loan losses was $0.1 million for the nine months ended September 30, 2021 and $5.0 million for the nine months ended September 30, 2020. The higher provision expense recorded in the first nine months of 2020 was driven by an increase in the qualitative factors reflecting the uncertainty of the economic environment related to the COVID-19 pandemic. Net recoveries of $0.4 million were recorded for the nine months ended September 30, 2021, compared to net charge offs of $0.3 million for the same period of 2020. The ratio of the ALL to loans outstanding, including PPP loan balances, was 1.46% at September 30, 2021 compared to 1.36% at September 30, 2020 and 1.41% at December 31, 2020. The ALL to loans outstanding, excluding PPP loan balances of $30.3 million and $148.9 million, was 1.49% at September 30, 2021 and 1.55% at September 30, 2020 and December 31, 2020, non-GAAP.

The ratio of net recoveries to average loans for the nine months ended September 30, 2021 was an annualized 0.04%, compared to net charge offs to average loans of 0.16% for the nine months ended September 30, 2020. Details of the ratio, by loan type are shown below. Our special assets team continues to effectively collect on charged-off loans, resulting in ongoing overall low net charge-off ratios.

Ratio of Net Recoveries/ (Charge Offs) to Average Loans

	09/30/2021	09/30/2020
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.03%
Acquisition & Development	0.09%	(1.21%)
Commercial & Industrial	0.29%	(0.06%)
Residential Mortgage	(0.03%)	(0.01%)
Consumer	(0.45%)	(0.59%)
Total Net Recoveries/(Charge Offs)	0.04%	(0.16%)

Non-accrual loans totaled $7.4 million at September 30, 2021 compared to $3.3 million at December 31, 2020. The increase in non-accrual balances at September 30, 2021 was due to the movement of two hospitality loans, totaling approximately $4.0 million, to non-accrual status during the first quarter of 2021. These loans suffered reduced cash flows due to the impact of the COVID-19 pandemic, received modifications and were classified as substandard at December 31, 2020. These loans have returned to their contractual payment terms but will remain on non-accrual status until they pay full contractual payments for six months.

Non-accrual loans that have been subject to partial charge-offs totaled $0.5 million at September 30, 2021 and $0.4 million at December 31, 2020.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $0.2 million at September 30, 2021 and $0.4 million at December 31, 2020.  Foreclosure and repossession activities were temporarily suspended as a result of COVID-19 but resumed during the third quarter 2021. Management continues to conform to federal and state mandates relative to the foreclosure processes for both Federal Backed and Non-Federal Backed mortgages.  As a percentage of the loan portfolio, accruing loans past due 30 days or more decreased to 0.20%, including PPP loans, or 0.21% excluding PPP loans, compared to 0.73% at September 30, 2020 and 0.20% at December 31, 2020.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership, and a 99.9% non-voting interest in MCC FUBT Fund, LLC, an Ohio limited liability company, both of which were formed for the purpose of acquiring, developing and operating low-income housing units. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors," including among many others the risk factor set forth in First United’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2020 entitled, “The outbreak of the recent coronavirus (‘COVID-19’), or an outbreak of another highly infectious or contagious disease, could adversely affect the Corporation’s business, financial condition and results of operations.” and any updates thereto that might be contained in subsequent reports filed by First United.  The risks and uncertainties associated with the COVID-19 pandemic and its impact on First United will depend on, among other things, the length of time that the pandemic continues; the duration of the potential imposition of further restrictions on travel in the future; the effect of the pandemic on the global, national, and local economies and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state, and local governments; and the inability of employees to work due to illness, quarantine, or government mandates.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
Financial Highlights - Unaudited

(Dollars in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020
Results of Operations:
Interest income	$14,910	$14,253	$43,408	$43,973
Interest expense	1,285	2,351	4,784	7,528
Net interest income	13,625	11,902	38,624	36,445
Provision for loan losses	(597)	160	68	4,981
Other operating income	4,523	3,978	13,586	11,411
Net gains	82	1,176	1,112	2,011
Other operating expense	13,027	10,540	36,986	32,972
Income before taxes	$5,800	$6,356	$16,268	$11,914
Income tax expense	1,412	1,396	4,047	2,629
Net income	$4,388	$4,960	$12,221	$9,285

Per share data:
Basic/ Diluted net income	$0.66	$0.70	$1.81	$1.32
Adjusted Basic/Diluted net income (1)	$0.93	$0.70	$2.45	$1.32
Dividends declared per share	$0.15	$0.13	$0.45	$0.39
Book value	$20.22	$17.82
Diluted book value	$20.19	$17.81
Tangible book value per share	$18.55	$16.25
Diluted Tangible book value per share	$18.53	$16.01

Closing market value	$18.60	$13.34
Market Range:
High	$19.45	$15.95
Low	$16.26	$11.00

Shares outstanding at period end: Basic	6,617,941	6,983,523
Shares outstanding at period end: Diluted	6,625,014	6,988,593

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.92%	0.57%
Adjusted return on average assets (1)	1.26%	0.57%
Return on average shareholders' equity	12.45%	6.97%
Adjusted return on average shareholders' equity (1)	16.72%	6.97%
Net interest margin (Non-GAAP), includes tax exempt income of $705 and $678	3.21%	3.43%
Net interest margin GAAP	3.16%	3.37%
Efficiency ratio	68.39%	70.26%
Adjusted efficiency ratio (1)	57.97%	70.26%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	September 30,	December 31,
	2021	2020
Financial Condition at period end:
Assets	$1,708,556	$1,733,414
Earning assets	$1,466,664	$1,473,733
Gross loans	$1,161,868	$1,167,812
Commercial Real Estate	$371,785	$369,176
Acquisition and Development	$132,256	$116,961
Commercial and Industrial	$195,758	$266,745
Residential Mortgage	$405,885	$379,170
Consumer	$56,184	$35,760
Investment securities	$297,543	$295,148
Total deposits	$1,444,494	$1,422,366
Noninterest bearing	$491,441	$420,427
Interest bearing	$953,053	$1,001,939
Shareholders' equity	$133,787	$131,047

Capital ratios:

Tier 1 to risk weighted assets	14.26%	14.83%
Common Equity Tier 1 to risk weighted assets	12.15%	12.61%
Tier 1 Leverage	10.33%	10.36%
Total risk based capital	15.51%	16.08%

Asset quality:

Net recoveries/(charge-offs) for the quarter	$435	$(123)
Nonperforming assets: (Period End)
Nonaccrual loans	$7,441	$3,339
Loans 90 days past due and accruing	189	724

Total nonperforming loans and 90 day past due	$7,630	$4,063

Restructured loans	$4,031	$3,958
Other real estate owned	$6,663	$9,386

Allowance for loan losses to gross loans	1.46%	1.41%
Allowance for loan losses to gross loans, excluding PPP loans	1.50%	1.55%
Nonperforming and 90 day past due loans to total loans	0.66%	0.35%
Nonperforming loans and 90 day past due loans to total assets	0.45%	0.23%

	Nine Months Ended
	September 30,
	2021			2020
	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets
Loans	$1,179,205	$39,562	4.49%	$1,136,473	$39,231	4.61%
Investment Securities:
Taxable	267,899	2,864	1.43%	197,186	3,612	2.45%
Non taxable	25,487	1,448	7.60%	26,335	1,448	7.34%
Total	293,386	4,312	1.96%	223,521	5,060	3.02%
Federal funds sold	156,504	128	0.11%	79,228	182	0.31%
Interest-bearing deposits with other banks	3,419	1	0.06%	889	9	1.37%
Other interest earning assets	3,622	110	4.07%	4,451	169	5.06%
Total earning assets	1,636,136	44,113	3.60%	1,444,562	44,651	4.13%
Allowance for loan losses	(16,924)			(15,049)
Non-earning assets	154,464			146,213
Total Assets	$1,773,676			$1,575,726
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$211,005	$460	0.29%	$177,848	$531	0.40%
Interest-bearing money markets	340,322	367	0.14%	305,714	1,207	0.53%
Savings deposits	218,605	63	0.04%	172,735	136	0.10%
Time deposits:
Less than $100k	100,777	979	1.30%	111,757	1,310	1.57%
$100k or more	108,195	1,008	1.25%	129,290	1,813	1.87%
Short-term borrowings	55,151	67	0.16%	43,895	68	0.21%
Long-term borrowings	92,980	1,840	2.65%	100,929	2,463	3.26%
Total interest-bearing liabilities	1,127,035	4,784	0.57%	1,042,168	7,528	0.96%
Non-interest-bearing deposits	488,870			362,547
Other liabilities	26,850			45,572
Shareholders’ Equity	130,921			125,439
Total Liabilities and Shareholders’ Equity	$1,773,676			$1,575,726
Net interest income and spread		$39,329	3.03%		$37,123	3.17%
Net interest margin			3.21%			3.43%

	Three Months Ended
	September 30,
	2021			2020
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,162,374	$13,689	4.67%	$1,198,888	$12,950	4.30%
Investment Securities:
Taxable	274,648	880	1.27%	194,722	960	1.96%
Non taxable	25,073	476	7.54%	27,049	494	7.26%
Total	299,721	1,356	1.79%	221,771	1,454	2.61%
Federal funds sold	159,444	65	0.16%	119,039	28	0.09%
Interest-bearing deposits with other banks	4,283	—	—%	1,157	2	0.73%
Other interest earning assets	2,772	32	4.64%	4,468	47	4.15%
Total earning assets	1,628,594	15,142	3.69%	1,545,323	14,481	3.73%
Allowance for loan losses	(17,597)			(17,252)
Non-earning assets	157,806			153,846
Total Assets	$1,768,803			$1,681,917
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$215,085	$113	0.21%	$195,363	$190	0.39%
Interest-bearing money markets	332,889	79	0.09%	332,012	330	0.40%
Savings deposits	230,925	17	0.03%	182,733	35	0.08%
Time deposits:
Less than $100k	89,723	253	1.12%	111,647	435	1.55%
$100k or more	94,770	270	1.13%	121,986	525	1.71%
Short-term borrowings	63,968	17	0.11%	45,719	19	0.17%
Long-term borrowings	77,342	536	2.75%	100,929	817	3.22%
Total interest-bearing liabilities	1,104,702	1,285	0.46%	1,090,389	2,351	0.86%
Non-interest-bearing deposits	503,006			407,334
Other liabilities	27,143			56,091
Shareholders’ Equity	133,952			128,103
Total Liabilities and Shareholders’ Equity	$1,768,803			$1,681,917
Net interest income and spread		$13,857	3.23%		$12,130	2.87%
Net interest margin			3.38%			3.12%

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
Financial Highlights - Unaudited

(Dollars in thousands, except per share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2021	2021	2020	2020	2020	2020
Results of Operations:
Interest income	$14,910	$14,436	$14,062	14,228	14,253	15,104	14,616
Interest expense	1,285	1,673	1,826	2,127	2,351	2,448	2,729
Net interest income	13,625	12,763	12,236	12,101	11,902	12,656	11,887
Provision for loan losses	(597)	555	110	420	160	2,167	2,654
Other operating income	4,523	4,321	4,742	4,378	3,978	3,425	4,008
Net gains	82	442	588	777	1,176	794	41
Other operating expense	13,027	11,032	12,927	10,395	10,540	11,427	11,005
Income before taxes	$5,800	$5,939	$4,529	$6,441	$6,356	$3,281	$2,277
Income tax expense	1,412	1,536	1,099	1,469	1,396	711	522
Net income	$4,388	$4,403	$3,430	$4,972	$4,960	$2,570	$1,755

Per share data:
Basic/ Diluted net income	$0.66	$0.66	$0.49	$0.72	$0.70	$0.37	$0.25
Adjusted Basic/Diluted net income (1)	$0.93	$0.66	$0.86	$0.72	$0.70	$0.37	$0.25
Dividends declared per share	$0.15	$0.15	$0.15	$0.13	$0.13	$0.13	$0.13
Book value	$20.22	$19.74	$18.46	$18.83	$18.63	$17.82	$17.01
Diluted book value	$20.19	$19.72	$18.45	$18.73	$18.62	$17.81	$16.95
Tangible book value per share	$18.55	$18.07	$16.89	$17.26	$17.06	$16.25	$15.43
Diluted Tangible book value per share	$18.53	$18.05	$16.88	$17.15	$17.05	$16.01	$15.38

Closing market value	$18.60	$17.43	$17.62	$15.50	$11.71	$13.34	$14.29
Market Range:
High	$19.45	$19.42	$20.05	$17.51	$13.88	$15.95	$24.99
Low	$16.26	$16.35	$15.30	$11.51	$10.74	$11.00	$11.09

Shares outstanding at period end: Basic	6,617,941	6,614,604	6,998,617	6,992,911	6,988,998	6,983,523	6,966,898
Shares outstanding at period end: Diluted	6,625,014	6,621,677	7,001,997	6,997,981	6,994,068	6,988,593	6,991,902

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.92%	0.88%	0.79%	0.88%	0.79%	0.57%	0.49%
Adjusted return on average assets (1)	1.25%	1.18%	1.38%	0.88%	0.79%	0.57%	0.49%
Return on average shareholders' equity	12.45%	12.21%	10.58%	11.21%	9.87%	6.97%	5.62%
Adjusted return on average shareholders' equity (1)	16.72%	15.98%	18.36%	11.21%	9.87%	6.97%	5.62%
Net interest margin (Non-GAAP), includes tax exempt income of $705 and $658	3.21%	3.13%	3.11%	3.09%	3.43%	3.61%	3.69%
Net interest margin GAAP	3.16%	3.07%	3.05%	3.03%	3.37%	3.53%	3.63%
Efficiency ratio	68.39%	67.69%	72.94%	63.47%	64.99%	70.26%	68.29%
Adjusted efficiency ratio (1)	57.97%	58.58%	54.90%	63.47%	64.99%	70.26%	68.29%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2021	2021	2020	2020	2020	2020
Financial Condition at period end:
Assets	$1,708,556	$1,763,806	1,781,833	1,733,414	1,685,907	1,639,636	1,461,513
Earning assets	$1,466,664	$1,461,613	$1,481,045	$1,473,733	$1,422,341	$1,420,433	$1,267,718
Gross loans	$1,161,868	$1,145,343	$1,199,325	$1,167,812	$1,192,345	$1,186,940 #	$1,053,732
Commercial Real Estate	$371,785	$361,941	$365,731	$369,176	$353,272	$340,314	$337,688
Acquisition and Development	$132,256	$131,630	$123,625	$116,961	$127,299	$126,338	$121,333
Commercial and Industrial	$195,758	$229,852	$299,178	$266,745	$277,723	$272,186	$123,509
Residential Mortgage	$405,885	$364,408	$374,327	$379,170	$398,709	$412,478	$434,969
Consumer	$56,184	$57,512	$36,464	$35,760	$35,342	$35,624	$36,233
Investment securities	$297,543	$307,696	$273,363	$295,148	$222,382	$220,165	$222,191
Total deposits	$1,444,494	$1,456,111	$1,468,263	$1,422,366	$1,377,284	$1,351,568	$1,172,394
Noninterest bearing	$491,441	$497,736	$485,311	$420,427	$419,935	$425,274	$299,961
Interest bearing	$953,053	$958,375	$982,952	$1,001,939	$957,349	$926,294 #	$872,433
Shareholders' equity	$133,787	$130,556	$129,189	$131,047	$130,237	$124,453	$118,549

Capital ratios:

Tier 1 to risk weighted assets	14.26%	14.55%	14.99%	14.83%	14.89%	14.62%	14.76%
Common Equity Tier 1 to risk weighted assets	12.15%	12.37%	12.76%	12.61%	12.59%	12.33%	12.43%
Tier 1 Leverage	10.33%	9.94%	10.22%	10.36%	10.37%	10.46%	11.52%
Total risk based capital	15.51%	15.80%	16.24%	16.08%	16.14%	15.87%	16.01%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$435	$(41)	$(42)	$(123)	$(985)	$164	$178
Nonperforming assets: (Period End)
Nonaccrual loans	$7,441	$7,285	$7,891	$3,339	$10,344	$11,081	$11,012
Loans 90 days past due and accruing	189	273	6	724	813	$297	623
Total nonperforming loans and 90 day past due	$7,630	$7,558	$7,897	$4,063	$11,157	$11,378	$11,635

Restructured loans	$4,031	$3,825	$3,892	$3,958	$4,008	$4,039	$4,581
Other real estate owned	$6,663	$6,756	$7,533	$9,386	$3,787	$3,926	$4,040

Allowance for loan losses to gross loans	1.46%	1.49%	1.38%	1.41%	1.36%	1.43%	1.42%
Allowance for loan losses to gross loans, excluding PPP loans	1.50%	1.60%	1.57%	1.55%	1.55%	1.62%	1.42%
Nonperforming and 90 day past due loans to total loans	0.66%	0.66%	0.66%	0.35%	0.94%	0.96%	1.10%
Nonperforming loans and 90 day past due loans to total assets	0.45%	0.43%	0.44%	0.23%	0.66%	0.69%	0.80%

	Three Months Ended
	2021			2020
	Q3	Q2	Q1	Q4	Q3	Q2	Q1

	(Unaudited)
Interest income
Interest and fees on loans	$13,667	$13,097	$12,732	$12,963	$12,940	$13,413	$12,839
Interest on investment securities
Taxable	880	994	990	914	960	1,344	1,308
Exempt from federal income tax	266	268	275	275	276	273	260
Total investment income	1,146	1,262	1,265	1,189	1,236	1,617	1,568
Other	97	77	65	76	77	74	209
Total interest income	14,910	14,436	14,062	14,228	14,253	15,104	14,616
Interest expense
Interest on deposits	732	999	1,146	1,359	1,515	1,612	1,870
Interest on short-term borrowings	17	26	24	26	19	21	28
Interest on long-term borrowings	536	648	656	742	817	815	831
Total interest expense	1,285	1,673	1,826	2,127	2,351	2,448	2,729
Net interest income	13,625	12,763	12,236	12,101	11,902	12,656	11,887
Provision for loan losses	(597)	555	110	420	160	2,167	2,654
Net interest income after provision for loan losses	14,222	12,208	12,126	11,681	11,742	10,489	9,233
Other operating income
Net gains on investments, available for sale	—	154	—	10	575	47	—
Net (losses)/gains on investments, held to maturity	—	—	—	(157)	—	60	—
Gains on sale of residential mortgage loans	82	272	588	923	734	687	59
Gains/(losses) on disposal of fixed assets	—	16	—	1	(133)	—	(18)
Net gains	82	442	588	777	1,176	794	41
Other Income
Service charges on deposit accounts	475	412	405	490	447	377	615
Other service charges	232	221	211	182	195	32	290
Trust department	2,166	2,034	2,241	2,091	1,871	1,731	1,753
Debit card income	900	913	810	850	738	680	634
Bank owned life insurance	298	293	286	292	373	285	303
Brokerage commissions	229	357	268	291	234	202	277
Other	223	91	521	182	120	118	136
Total other income	4,523	4,321	4,742	4,378	3,978	3,425	4,008
Total other operating income	4,605	4,763	5,330	5,155	5,154	4,219	4,049
Other operating expenses
Salaries and employee benefits	5,719	5,507	4,988	4,835	5,378	4,943	5,923
FDIC premiums	209	183	183	207	201	160	43
Equipment	1,032	954	851	1,033	978	967	926
Occupancy	684	693	725	660	707	746	747
Data processing	819	875	726	826	1,130	973	1,052
Marketing	129	133	146	168	122	153	130
Professional services	615	1,491	1,170	1,698	602	1,181	723
Contract labor	153	185	148	161	180	149	151
Line rentals	123	268	215	210	216	221	217
Other real estate owned	150	(198)	(412)	8	6	(3)	—
Investor relations	116	306	124	117	54	1,013	93
Settlement expense	—	—	3,300	—	—	—	—
FHLB prepayment penalty	2,368	—	—	—	—	—	—
Other	910	635	763	1,039	966	924	1,000
Total other operating expenses	13,027	11,032	12,927	10,962	10,540	11,427	11,005
Income before income tax expense	5,800	5,939	4,529	5,874	6,356	3,281	2,277
Provision for income tax expense	1,412	1,536	1,099	1,318	1,396	711	522
Net Income	$4,388	$4,403	$3,430	$4,556	$4,960	$2,570	$1,755
Basic net income per common share	$0.66	$0.66	$0.49	$0.66	$0.70	$0.37	$0.25
Diluted net income per common share	$0.66	$0.66	$0.49	$0.65	$0.70	$0.37	$0.25
Weighted average number of basic shares outstanding	6,617	6,609	6,996	7,004	6,988	6,974	7,063
Weighted average number of diluted shares outstanding	6,624	6,615	7,000	7,013	6,993	6,992	7,071
Dividends declared per common share	$0.15	$0.15	$0.15	$0.13	$0.13	$0.13	$0.13

Non-GAAP Financial Measures (unaudited)
Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude settlement charges associated with the settlement with Driver Management and FHLB prepayment penalty.

	Nine months ended September 30,		Three months ended September 30,
	2021	2020	2021	2020
(in thousands, except for per share amount)
Net income - as reported	$12,221	$9,285	$4,388	$4,960
Adjustments:
Settlement Expense	3,300	—	—	—
FHLB Penalty	2,368	—	2,368	—
Income tax effect of adjustments	(1,313)	—	(578)	—
Adjusted net income (non-GAAP)	$16,576	$9,285	$6,178	$4,960

Basic and Diluted earnings per share - as reported	$1.81	$1.32	$0.66	$0.70
Adjustments:
Settlement Expense	0.47	—	—	—
FHLB Penalty	0.35		0.35
Income tax effect of adjustments	(0.18)	—	(0.08)	—
Adjusted basic and diluted earnings per share (non-GAAP)	$2.45	$1.32	$0.93	$0.70

	As of or for the nine months ended
	September 30,
(in thousands, except per share data)	2021	2020
Per Share Data
Basic net income per common share (1) - as reported	$1.81	$1.32
Basic net income per common share (1) - non-GAAP	2.45	1.32
Diluted net income per common share (1) - as reported	$1.81	$1.32
Diluted net income per common share (1) - non-GAAP	2.45	1.32
Basic book value per common share	$20.22	$18.63
Diluted book value per common share	$20.19	$18.62

Significant Ratios:

Return on Average Assets (1) - as reported	0.92%	0.79%
Settlement and FHLB expenses, net of income tax effect	0.33%	—
Adjusted Return on Average Assets (1) (non-GAAP)	1.25%	0.79%

Return on Average Equity (1) - as reported	12.45%	9.87%
Settlement and FHLB expenses, net of income tax effect	4.43%	—
Adjusted Return on Average Equity (1) (non-GAAP)	16.88%	9.87%

Average Equity to Average Assets	10.70%	10.61%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.